Moody National REIT II, Inc. 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

Following the most recent Form 10-Q filing, for the period ended March 31, 2023, I wanted to provide a brief update to the Moody National REIT II investors, financial advisors, and broker dealers.

With respect to REIT II’s first quarter performance, Hotel revenue increased to $18.4 million, which represents a 17.3% increase from the same period in 2022. First quarter RevPAR (or Revenue Per Available Room) was $90.24, which represents a year-over-year increase of 16.5%. By comparison, the REIT II portfolio achieved a $98.22 RevPAR during the same period in 2019, which represents an 8.1% deficit between 2019 and first quarter 2023 RevPAR. As we have said before, we are pleased with the ground we’ve made up as we are finally approaching pre-pandemic revenue.

Over the last year, you may have seen or personally experienced the increase in occupancies and rates at U.S. hotels in general. The REIT II hotel assets have had similar experiences because the assets are all well-located and poised to benefit from the rebound of hotel rates. With this growth in mind, some investors and advisors ask our team why the REIT has not resumed distributions or the share repurchase program, or SRP. I understand the confusion and want to acknowledge the corresponding frustration. We will continue to try and address this question with each shareholder video we provide.

The REIT II portfolio continues to improve as business travel demand has incrementally increased to catch up with the already robust leisure demand in markets like Austin and Nashville. I am very pleased with the top line growth the REIT II assets have achieved. Nevertheless, the portfolio still has built-up property level payables that linger from seasonality in the winter months and increased expenses due to labor costs. These expenses have necessitated that Moody inject another $9 Million into the portfolio in first quarter 2023 to make necessary payments as a result of cash flow shortages. With this in mind, while we celebrate the steady occupancy, rate, and RevPAR growth each year since 2020, REIT II has received a total of $39 Million in capital infusion during this same time frame. Not unlike when someone loses a job, the REIT has had to catch up from expenses over the time period of loss, including operating expenses and forborne loan payments for the past three years. However, we are happy to report that all deferred interest payments have been made and the loans remain current.

As mentioned in our April video, which discussed the 2022 year-end financial information, in order for investor distributions to commence, REIT II needs Modified Funds from Operations to dramatically increase. By way of reminder, Modified Funds from Operations, or “MFFO,” is a non-GAAP supplemental financial performance measure that our management uses in evaluating our operating performance, and a key indicator of the free cash flow required (i) to pay back the $39 Million in cash advances from the REIT’s sponsor, (ii) resume the SRP and (iii) resume the payment of cash distributions. For the first quarter of 2023, the REIT II MFFO was negative $1.9 million. While we need to see substantial improvement in MFFO, we are pleased to see that MFFO did experience an increase from the same period in 2022 when it was negative $2.2 million. As a piece of good news, both the Homewood Suites Austin and Residence Inn Grapevine loans have exited from lender cash trap provisions, which means REIT II will now receive cash flow increases from both of these assets going forward, thereby reducing the likelihood for additional cash advances to these properties. Furthermore, the Hyatt Place Germantown has performed well enough to exit from lender cash trap provisions, and we expect that its loan will be refinanced within the next month. Finally, the Embassy Suites Nashville has been close to meeting the requirements to exit lender cash trap provisions, and the asset management team will continue to request monthly testing every quarter until it is released. Furthermore, we are targeting refinancing the Hyatt Place North Charleston and Hampton Inn Austin by the end of 2023, which will presumably bring both of these assets out of lender cash trap as well.

In addition to this, the fifteen hotels in REIT II’s portfolio have grown in value. REIT II’s estimated NAV per share increased from $19.40 as of December 31, 2021 to $19.45 as of December 31, 2022, as disclosed in the Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 29, 2023. The estimated NAV per share is based in part upon independent property appraisals, as described in detail in the Annual Report on Form 10-K. While the estimated NAV per share is still approximately 17% down from the pre-pandemic value of $23.50 as of December 31, 2019, we are optimistic that, barring any lagging recession, your statement value will continue to increase as we work towards an exit down the road.

As always, if you have any questions please call or email us. We will continue to keep you updated throughout the year.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES